As filed with the Securities and Exchange Commission on April 2, 2025

Registration No. 333-201422

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fuel Tech, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-5657551
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

27601 Bella Vista Parkway

Warrenville, IL 60555-1617

630-845-4500

www.ftek.com

(Address of principal executive offices)

Fuel Tech, Inc. 2014 Long-Term Incentive Plan

(Full title of the plan)

Bradley W. Johnson

Vice President, Secretary and General Counsel

Fuel Tech, Inc.

27601 Bella Vista Parkway

Warrenville, Illinois 60555-1617

(630) 845-4500

(Name, address and telephone

number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PARTIAL DEREGISTRATION OF SHARES OF COMMON STOCK

This Post-Effective Amendment relates to File No. 333-201422, Registration Statement on Form S-8 pertaining to the registration of 5,742,376 shares of the common stock, par value $0.01 per share (“Common Stock”) of Fuel Tech, Inc. (the “Company”), issuable under the Fuel Tech, Inc. 2014 Long-Term Incentive Plan, as amended in 2018 (the “LTIP”) which was originally filed with the Securities and Exchange Commission (the “SEC”) and became effective on January 9, 2015.

At the 2024 Annual Meeting of Stockholders of the Company held on June 6, 2024, the stockholders of the Company approved the Fuel Tech, Inc. 2024 Long-Term Incentive Plan (the “2024 Plan”) to replace the LTIP. Effective that date, no additional awards will be made under the LTIP. Effective immediately upon the filing of this Post-Effective Amendment to the Prior Registration Statement, the Company hereby deregisters the shares of Common Stock previously registered for offer and sale under the LTIP and remaining available for future issuance under the LTIP (the “Excess Shares”). Up to an additional 1,881,748 shares of Common Stock subject to outstanding awards under the LTIP (consisting of 270,500 unexercised stock options as of December 31, 2023 and 1,611,248 unvested restricted stock units) that are forfeited, expire or otherwise terminate without issuance of shares following December 31, 2023, (the “Carry Forward Shares”) will also be deregistered upon such forfeiture, lapse, expiration or termination. The Prior Registration Statement will remain in effect as to the LTIP to cover the potential issuance of shares of Common Stock upon the exercise of the awards to which the Carry Forward Shares are subject. Under the terms of the 2024 Plan, upon the expiration, termination, cancellation, forfeiture or repurchase of the subject awards, the Carry Forward Shares will become available for issuance under the 2024 Plan, will be deregistered from the Prior Registration Statement and will be carried forward to the New Registration Statement (as defined below).

Contemporaneously with the filing of this Post-Effective Amendment to the Prior Registration Statement covering the LTIP, the Company is filing a new Registration Statement on Form S-8 to register 2,600,000 shares of Common Stock for issuance under the 2024 Plan, together with up to 1,881,748 Carry Forward Shares if they become eligible for issuance under the terms of the 2024 Plan as described above (the “New Registration Statement”). In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporate Finance of the SEC (July 1997), this Post-Effective Amendment to the Prior Registration Statement covering the LTIP is hereby filed to (i) deregister the Excess Shares and (ii) carry forward when eligible under the terms of the 2024 Plan and the applicable award grants, up to 1,881,748 of the Carry Forward Shares to the New Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Warrenville, Illinois on April 2, 2025.

By:	Vincent J. Arnone
Vincent J. Arnone
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent J. Arnone and Ellen T. Albrecht, each of them acting individually, as his or her attorney-in-fact, with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and any and all amendments to this Registration Statement on Form S-8.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Arnone	Chairman and Director, President and Chief Executive Officer	April 2, 2025
Vincent J. Arnone	(Principal Executive Officer)

/s/ Douglas G. Bailey	Director	April 2, 2025
Douglas G. Bailey

/s/ Sharon L. Jones	Director	April 2, 2025
Sharon L. Jones

/s/ Dennis L. Zeitler	Director	April 2, 2025
Dennis L. Zeitler